Exhibit 99.1

Empire Global Corp. Subsidiary Enters Into a Non-Binding Letter of Agreement For National Gaming Company

NEW YORK, NY - October 1, 2015 - Empire Global Corp. (OTCQB:EMGL; the "Company") is pleased to announce that through its wholly owned subsidiary Multigioco Srl., the Company has signed a confidential non-binding letter of intent (the "LOI") to acquire all of the issued and outstanding equity interests of a major licensed Italian gaming company. The Company has commenced a 30-day due diligence and the proposed transaction, which is subject to a number of conditions including regulatory approval, financing, and review of the corporate and financial records (including an audit), is expected to close on or before December 31, 2015.

The subject entity is one of the largest gaming operators in Italy with over 2,000 web-shop locations and majority interest in a number of land-based arcade locations generating approximately 200 million Euro in annual non-GAAP turnover, resulting in net profits of approximately 2 million Euro. In addition to gaming locations, the operator recently developed and launched a proprietary brand of online gaming slots which are distributed throughout Italy under a revenue share agreement with a major network provider. The Company has proposed to pay
5 times net profit in a combination of cash and Company common shares. In addition, the founder and director of the acquired entity would join the management and board of the Company as the Company continues its acquisition strategy in Italy.

If the acquisition is completed, the Company anticipates that the combined operations would result in a significant retail distribution network of over 3,700 online and offline neighborhood betting shops in most major gaming regions ranging from Rome (Lazio region) to southern Italy, generating an estimated
300 million Euro in annual non-GAAP gaming turnover and approximately 3 million Euro in profit.

Michele Ciavarella, the Company's CEO stated, "I am delighted to announce the planned acquisition of this major operator which would result in us becoming a world-class online gaming operator with a deep bench of highly capable industry talent on our management team. Aside from the immediate business expansion and profitability, we believe the up-front synergies will allow us to implement a number of cost saving mechanisms resulting in measurable bottom line improvements."

Alessandro Marcelli, the Company's President stated, "The size and scope of their operations will give us a significant presence with one of the largest retail gaming distribution in Italy. We are proactively exploring and identifying additional acquisition opportunities due to the looming consolidation of gaming companies in Italy and moving forward in a timely manner to close on the deals."

For more information regarding this press release, please see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2015.

About Empire

Empire Global Corp., together with its wholly owned subsidiary, Multigioco Srl, provides online gaming services mainly consisting of mobile, online and offline wagering as well as online web based betting shops situated throughout Italy on its website at www.newgioco.it.

Empire Global Corp. is a company focused on becoming a world-class regulated online gaming company with specialization in the online sports betting vertical. Our vision is to develop our business through strategic mergers and acquisitions and reorganization of existing licensed operators in geographically diversified jurisdictions. We seek to create long-term value for our investors and positive economic influence with the companies and the communities we invest in through our commitment to responsible gaming and the clients we serve. Additional information is available on our website at www.emglcorp.com.

This Press Release contains certain forward-looking statements. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Factors which may cause such differences include the company's ability to complete additional acquisitions, expand our distribution, increase our client base and other risks disclosed in the Company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

INVESTOR RELATIONS CONTACT:
Andrew Barwicki
516-662-9461 / Andrew@barwicki.com